Weyco Reports Second Quarter Sales And Earnings

MILWAUKEE, Aug. 8, 2017 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended June 30, 2017.

Net sales for the second quarter of 2017 were $57.5 million, up 1% as compared to second quarter 2016 net sales of $56.9 million. Earnings from operations were $1.9 million in the second quarter of 2017, a decrease of 7% as compared to $2.0 million in the second quarter of 2016. Net earnings attributable to the Company were $1.3 million in the second quarter of 2017, up 26% as compared to $1.0 million in last year's second quarter. Diluted earnings per share were $0.12 in the second quarter of 2017 and $0.09 in the second quarter of 2016.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $42.3 million for the second quarter of 2017, up 2% as compared to $41.5 million in the second quarter of 2016. Within the wholesale segment, net sales of the Stacy Adams and Florsheim brands were each up 10% for the quarter due to strong new product sales. These sales increases were partly offset by a 13% decline in net sales of the Nunn Bush brand. Nunn Bush was negatively impacted in the quarter by product transitions where some large older programs are being phased out and new programs will be shipped in the third and fourth quarters. Nunn Bush's performance also continues to be affected by reduced sales in the department store trade channel. Mid-tier department stores are facing a challenging retail environment, particularly at brick and mortar locations, where foot traffic has declined due to the growing popularity of online retailing. Net sales of the BOGS brand were flat for the quarter. Licensing revenues were $591,000 in the second quarter of 2017 and $596,000 in last year's second quarter. Earnings from operations for the wholesale segment were $1.3 million in the second quarter of 2017 and $1.5 million in last year's second quarter. The decline in wholesale operating earnings was due to slightly lower wholesale gross margins this quarter.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were $4.8 million in the second quarter of 2017, as compared to $4.7 million in the second quarter of 2016. Same store sales (which include U.S. internet sales) were down 2% for the quarter due to decreased sales at both brick and mortar stores and on the Company's websites. Last year in September, the Company opened an outlet store in the Sawgrass Mills Mall in Florida. While the Company closed two stores during the second quarter of 2017, sales from the new outlet store more than offset sales volume losses from the closed stores, resulting in overall retail sales being up for the quarter. Earnings from operations for the retail segment were $184,000 in the second quarter of 2017 and $228,000 in last year's second quarter. The decrease was mainly due to an increase in retail selling and administrative expenses.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $10.4 million in the second quarter of 2017, down 3% as compared to $10.7 million in 2016. The decrease was primarily due to lower net sales at Florsheim Australia. Florsheim Australia's net sales were down 3% for the quarter, due to a 6% decline in sales of its wholesale businesses and a 1% decline in sales of its retail businesses. Collectively, earnings from operations of Florsheim Australia and Florsheim Europe were $408,000 in the second quarter of 2017, up 25% as compared to $325,000 in the same period last year. Despite the decrease in sales, other operating earnings were up due to higher gross margins at both Florsheim Australia and Florsheim Europe this quarter.

In the first quarter of 2017, the Company retrospectively adopted a new accounting rule that required the Company to reclassify the non-service cost components of pension expense from selling and administrative expenses to other expense, net, in the Consolidated Condensed Statements of Earnings and Comprehensive Income (Unaudited). The decrease in other expense, net, this quarter was primarily due to a $367,000 decrease in the non-service cost components of pension expense. Pension expense decreased in 2017 as a result of freezing all benefits under the pension plan, effective December 31, 2016.

"Despite the challenging retail environment, we saw an uptick in overall sales and net earnings for the quarter," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "Our sales increase can be attributed, in part, to successful new product launches for two of our major wholesale brands. We are also working to control our costs, which contributed to our bottom line earnings increase for the quarter. While the retail landscape remains uncertain, we look forward to building upon this momentum as we move into the back half of the year."

On August 8, 2017, the Company's Board of Directors declared a cash dividend of $0.22 per share to all shareholders of record on August 30, 2017, payable September 29, 2017.

Conference Call Details:

Weyco Group will host a conference call on August 9, 2017, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UYGxofxvZKcwLd. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: http://edge.media-server.com/m/p/6wr2vkhm. The conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, except per share amounts)

Net sales	$ 57,453	$ 56,867	$ 126,573	$ 135,767
Cost of sales	35,363	34,576	79,255	86,349
Gross earnings	22,090	22,291	47,318	49,418

Selling and administrative expenses	20,200	20,263	41,969	43,183
Earnings from operations	1,890	2,028	5,349	6,235

Interest income	200	190	379	394
Interest expense	-	(94)	(7)	(167)
Other expense, net	(55)	(301)	(190)	(539)

Earnings before provision for income taxes	2,035	1,823	5,531	5,923

Provision for income taxes	732	745	2,113	2,213

Net earnings	1,303	1,078	3,418	3,710

Net earnings attributable to noncontrolling interest	46	78	(56)	23

Net earnings attributable to Weyco Group, Inc.	$ 1,257	$ 1,000	$ 3,474	$ 3,687

Weighted average shares outstanding
Basic	10,305	10,546	10,370	10,601
Diluted	10,368	10,600	10,433	10,647

Earnings per share
Basic	$ 0.12	$ 0.09	$ 0.34	$ 0.35
Diluted	$ 0.12	$ 0.09	$ 0.33	$ 0.35

Cash dividends declared (per share)	$ 0.22	$ 0.21	$ 0.43	$ 0.41

Comprehensive income	$ 1,924	$ 1,056	$ 4,799	$ 5,182

Comprehensive income (loss) attributable to noncontrolling interest	80	(31)	246	141

Comprehensive income attributable to Weyco Group, Inc.	$ 1,844	$ 1,087	$ 4,553	$ 5,041

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2017	2016
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 11,854	$ 13,710
Marketable securities, at amortized cost	10,805	4,601
Accounts receivable, net	37,195	50,726
Income tax receivable	2,891	789
Inventories	60,858	69,898
Prepaid expenses and other current assets	3,427	6,203
Total current assets	127,030	145,927

Marketable securities, at amortized cost	19,236	21,061
Deferred income tax benefits	704	660
Property, plant and equipment, net	32,748	33,717
Goodwill	11,112	11,112
Trademarks	32,978	32,978
Other assets	22,853	22,785
Total assets	$ 246,661	$ 268,240

LIABILITIES AND EQUITY:
Short-term borrowings	$ -	$ 4,268
Accounts payable	4,963	11,942
Dividend payable	-	2,192
Accrued liabilities	10,545	10,572
Total current liabilities	15,508	28,974

Deferred income tax liabilities	2,287	703
Long-term pension liability	23,707	27,801
Other long-term liabilities	2,350	2,482

Common stock	10,274	10,505
Capital in excess of par value	51,406	50,184
Reinvested earnings	149,885	157,468
Accumulated other comprehensive loss	(15,490)	(16,569)
Total Weyco Group, Inc. equity	196,075	201,588
Noncontrolling interest	6,734	6,692
Total equity	202,809	208,280
Total liabilities and equity	$ 246,661	$ 268,240

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2017	2016
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 3,418	$ 3,710
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	1,995	1,835
Amortization	186	194
Bad debt expense	291	45
Deferred income taxes	1,434	772
Net foreign currency transaction gains	(15)	(148)
Stock-based compensation	779	727
Pension contribution	(4,000)	(2,400)
Pension expense	497	1,667
Increase in cash surrender value of life insurance	(115)	(115)
Changes in operating assets and liabilities -
Accounts receivable	13,179	14,616
Inventories	9,041	20,558
Prepaid expenses and other assets	2,831	1,519
Accounts payable	(6,927)	(8,827)
Accrued liabilities and other	216	(2,329)
Accrued income taxes	(2,092)	(2,755)
Net cash provided by operating activities	20,718	29,069

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(7,433)	(2,245)
Proceeds from maturities of marketable securities	3,015	2,670
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(772)	(3,475)
Net cash used for investing activities	(5,345)	(3,205)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(6,643)	(6,483)
Cash dividends paid to noncontrolling interest of subsidiary	(204)	-
Shares purchased and retired	(6,843)	(6,106)
Proceeds from stock options exercised	438	453
Payment of contingent consideration	-	(5,217)
Proceeds from bank borrowings	6,816	58,993
Repayments of bank borrowings	(11,084)	(70,401)
Income tax benefits from stock-based compensation	25	-
Net cash used for financing activities	(17,495)	(28,761)

Effect of exchange rate changes on cash and cash equivalents	266	274

Net decrease in cash and cash equivalents	$ (1,856)	$ (2,623)

CASH AND CASH EQUIVALENTS at beginning of period	13,710	17,926

CASH AND CASH EQUIVALENTS at end of period	$ 11,854	$ 15,303

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 2,805	$ 3,989
Interest paid	$ 7	$ 158

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880